EXHIBIT 5.1

[Wilson Sonsini Goodrich & Rosati, P.C. Letterhead]

November 6, 2003

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, California 94304

Re: Registration	Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on November 6, 2003 (as such may be further amended or supplemented, the “Registration Statement”), to register under the Securities Act of 1933, as amended, 60,000,000 shares of your Common Stock, par value $0.001 per share (the “Shares”), all of which have been authorized and previously issued to the selling shareholder named therein. The Shares are to be offered by the selling shareholder for sale to the public as described in the Registration Statement.

As your legal counsel in connection with this transaction, we have examined the proceedings taken in connection with the issuance of the Shares. It is our opinion that the Shares are duly authorized, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.